Exhibit 10.43

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
[ENGLISH TRANSLATION]
AGREEMENT
between
The Free State of Bavaria, represented by the ministry of environment, health and consumer protection (StMUGV), Rosenkavalierplatz 2, 81925 Munich
(hereinafter referred to as “StMUGV”)
and
VIVACS GmbH, Am Klopferspitz 19, 82152 Martinsried, Germany, represented by its managing director, Mr. Karl Heller
(hereinafter referred to as “VIVACS”)
Preamble
1.a)	The StMUGV intends and is obliged to strengthen Bavaria as development and research location. Thus the StMUGV is particularly interested in encouraging and supporting young innovative enterprises in the region.

b)	The Free State of Bavaria owns a pre-vaccine for small pox that was approved between 1977 and 1987. The pre-vaccine contains the Modified Vacciniavirus Ankara (MVA) as active live vaccine. The Bavarian institute for vaccination had developed this vaccine and had documented its preparation.

2.a)	VIVACS is a biotech company, located in the Gründerzentrum IZB (Founders’ Center) in Munich that specializes in the development and production of viral vectors and recombinant viral vectors that may be used as vaccines against infectious diseases or cancer.

b)	VIVACS works primarily with MVA as vector system. The employees of VIVACS are all experienced with the treatment, the breeding, the reproduction and the preparation of recombinants from MVA and from other orto pox viruses.

c)	It is VIVACS’ declared goal to harmonize the standards in the field of Vaccinavirus technology and to make the promising MVA technology available to a broad scientific and industrial community.

d)	Based on this goal VIVACS considers itself a service provider that not only develops recombinant virus vectors by order of third parties but wishes to produce and offer standardized reference material, for example control vectors.

e)	In order to reach the goals described under d) VIVACS prefers to work with standardized and well-documented starting materials (Ausgangsmaterialien) and executes all works according to a standard similar to GLP. Within medium term VIVACS aims for a GLP certification.

f)	VIVACS is interested in using and marketing the pre-vaccine owned by StMUGV as starting material (Ausgangsmaterial) for the production of standardized control vectors, reference materials and for the production of recombinant virus vectors.

3.	In order to realize their respective goals and in accordance with the following definitions the parties agree as follows:
1. Definitions
“Documentation” means the documentation of the Material’s development and all available documents regarding the clinical application that contain details on the term of application, the number of patients, the form of application, the compatibility etc. of the Material.
“Development Product” (Entwicklungsprodukt) means an MVA-Starting Material (MVA-Ausgangsmaterial) that has been genetically modified according to the requirements of a customer and that is only released for scientific purposes. Development Products are, for example, recombinant MVA-virus vectors that express a reference gene under a regulatory control region.
“Material” means small pox pre-vaccine, MVA strain according to schedule 1.
“MVA Starting Material” (MVA-Ausgangsmaterial) means a characteristic Isolate that was “plaque-isolated” from the Material. This isolate is then depurated, reproduced and tested as Master Seed Virus under GMP conditions. It constitutes the starting material (Ausgangsmaterial) for any of VIVACS’ further activities.
“License Fee” means the income generated by sales and license agreements regarding the application and use of the Products.
“Net revenue” means the amount invoiced for the Products without legal taxes and freight or packaging surcharges.
“Reference Material” means a suspension with a precisely defined concentration of MVA Starting Material or Development Product that helps customers to define the virus concentration in a test dilution and that is exclusively released for scientific purposes.
“Products” are viruses or viral products that are won by using the handed over Material (überlassenes Material) including but not limited to Development Products, Reference Materials and Reproduction Products or new developments from the handed over Material.
“Property Right” means all documented suggestions for improvements and applications for inventions and patents, utility models and know-how.
“Reproduction Product” means the MVA-Starting Material that is reproduced under standardized conditions.
2. Rights and Duties of StMUGV
1.	StMUGV makes available to VIVACS Material according to Schedule 1 to be used as Starting Material for the production of recombinant virus vectors for research purposes and for the development of vaccines. In addition StMUGV hands over to VIVACS a copy of the relevant documentation and all existing information on clinical vaccination trials that were conducted with the small pox pre-vaccine.

2.	StMUGV permits VIVACS to win an isolate from the provided Materials that may be then used and marketed as MVA Starting Material for further Products.

3.	StMUGV undertakes to inform VIVACS in case MVA Starting Material is made available to a third party under generally similar but better conditions than the conditions agreed on under Section 3.6.1 of this agreement in connection with schedule 2 and agrees to amend Section 3.6.1 of this agreement in connection with schedule 2 based on such better conditions.
3. Rights and Duties of VIVACS
1.	VIVACS does use the provided Materials and the Documentation exclusively for the development of standardized Reference Materials, control vectors and for the production of recombinant virus vectors in Bavaria.

2.	VIVACS undertakes not to give the provided Materials in their starting form (überlassene Materialien in ihrer Ausgangsform) to third parties and to secure them against being taken away by third parties.

3.	Any remaining Materials in their starting form must be returned to StMUGV in case VIVACS is liquidated and in case of termination of this agreement.

4.	VIVACS is the sole producer of the Products.

5.	VIVACS is the owner of the Products and is entitled to market or license them worldwide.

6.1	VIVACS undertakes to allow StMUGV a share in the marketing of the Products according to the breakdown in Schedule 2. Such share is to be paid in Euro.

6.2	VIVACS undertakes to transfer the due payments once a year and with effect of September 1 of each year respectively to the account of the “Staatsoberkasse Bayern, Buchungsstelle München”, account no. 24592 at the Bayer.Landesbank München, bank identification code 700 500 00.

6.3	VIVACS undertakes to forward StMUGV a report on its marketing activities, the marketing success that have been achieved according to Schedule 2 and the payments due to StMUGV by August 31, of each year respectively.

7.1	VIVACS undertakes to keep the most precise account on the development, the production and the marketing of Products that are based on the provided Materials. Such books must be retained for at least 10 years.

7.2	VIVACS undertakes to allow inspection of the books named in Section 7.1 during normal business hours and in VIVACS’ premises upon request of StMUGV or an independent auditor or other expert named by StMUGV. StMUGV shall bear the costs of such audit.

7.3	In case the audit reveals that the paid sum deviates from the sum payable to StMUGV by more than EUR 1,000, VIVACS shall bear the costs of the audit.

8.	VIVACS may use the Material’s history for own marketing purposes.

4. Further/New Developments, Trademark Rights
1.	To the extent that new inventions are made in the course of VIVACS’ development and production of Products, VIVACS is solely entitled to apply for patents and to effect Trademark Rights.

2.	VIVACS shall bear all costs for the application and enforcement of Property Rights.
5. Exclusion of Warranty and Liability
1.	StMUGV does not warrant and is not liable for the quality and the security profile for the handed over Materials.

2.	StMUGV does not warrant and is not liable for the applicability of the handed over Materials for the contractual purposes, in particular that the handed over Materials are viable and augmentable.

3.	StMUGV does not warrant and is not liable for the completeness and correctness of the handed over documentation.

4.	StMUGV is furthermore not liable for any damages whatsoever that may arise from the handed over Materials, particularly from the contact and the use of the handed over Materials.

5.	VIVACS undertakes to indemnify StMUGV or its employees from all claims for damages of third parties that may arise from the use or marketing of Products from the originally handed over Materials.

6.	VIVACS further undertakes to effect relevant liability insurances and to exclude any claims for damages of third parties in all marketing or licensing agreements with third parties.
6. Other
1.	VIVACS may assign this agreement and possible Property Rights including all rights and obligations to a legal successor/assignee or contribute it to a trading company or other legal entity only upon StMUGV’s consent.

2.1	VIVACS undertakes to pay a contractual penalty of up to EUR 50,000 in case it breaches the obligations provided for in Sections:
- 3.2
- 3.3
- 3.6.1
- 3.7.1
- 3.7.2
2.2	StMUGV is entitled to define the actual amount of the contractual penalty within the given frame of EUR 50,000 in each case.

2.3	In case VIVACS does not fulfill a contractual obligation at all or not in a proper manner, the contractual penalty becomes due if VIVACS is in breach according to the provisions of the German Civil Code (BGB). In case of a default the penalty becomes due with the default.

2.4	StMUGV reserves the right to claim further damages. In case StMUGV claims damages in addition to the contractual penalty, the forfeited contractual penalty shall be credited against the claim for damage.
7. Termination
1.	Any party is entitled to terminate the agreement for cause without a notice period. Cause for termination is given if the other party has willfully breached one of its contractual obligations and such breach is not cured within a reasonable time limit, set by the other party.

2.	Cause for a termination by StMUGV is given, in case of VIVACS’ repeated default of payment or if VIVACS becomes insolvent or is liquidated.

3.	Any rights and obligations related to marketing agreements that have at the time of the termination already been entered into by VIVACS shall not be affected by the termination. New marketing agreements may not be entered into.
8. Miscellaneous
1.	This agreement is subject to German law.

2.	The relevant court of Jurisdiction for any possible disputes shall be the Munich County Court I (Landgericht München I).

3.	There are no side agreements. Any amendments to this agreement shall only be valid if they are made in written form and executed by the parties.

4.	In case any of the provisions of this agreement is or becomes void or in case the agreement is unintentionally silent, the other provisions shall not be affected. Instead of the void provision a valid provision that comes closest to the parties intention shall be deemed agreed on. The same applies in case the agreement is unintentionally silent.
Signatures/June 16, 2005

Schedule 1
Specifications of the “Material”
The Material was produced in accordance with
-   Guideline on general requirements for the production and trial of sera, vaccines and test – antigens (German Federal Gazette vol. 27, No. 206 dated November 5, 1975)
-   Guideline on special requirements for the production and trial of Vaccinia virus vaccines for the pre-vaccination at the small pox first vaccination (German Federal Gazette vol. 29, No. 138 dated July 28, 1977)

MVA pre-vaccine:	approval	January 31, 1977

	approval expired	December 31, 1987

Handed over to VIVACS:	Charge MVA 470 MG

(Including the copies of the production documentation of MVA 470 MG and the seed virus MVA 460 MG)

	Release of Charge:	December 12, 1977

	Amount:	5 containers of 0.5 ml each

(before Lyophilisation)
The Material is not intended for consumers. The Material, which was developed by the Bavarian institute for vaccination and is currently stored for research purposes by the State Office for Health and security of food may exclusively be used for research purposes.

Schedule 2
In accordance with the agreement under Section 3.6, VIVACS undertakes to allow StMUGV shares in the profits pursuant to the following itemization:
1.	From the marketing of Products that are given away for research purposes, the StMUGV receives:
- [**] % of the net revenue during the first year
- [**] % of the net revenue during the second year
- [**] % of the net revenue during the third, fourth and fifth year
- [**] % of the net revenue during any further year
2.	From the marketing of Products that are given away or licensed for other purposes, particularly for medical and diagnostic use, the StMUGV receives:
- [**] % of the net revenue or the License Fees
3.	From the marketing of Products that are licensed as Starting Material for the production of a small pox vaccine, the StMUGV receives:
- [**] % of the License Fees

Schedule 3
Declaration on ownership
The Free State of Bavaria owns a pre-vaccine against small pox that was admitted between 1977 and 1987.
This vaccine contains the Modified Vacciniavirus Ankara (MVA) as active live vaccine. This vaccine had been produced and its production documented by the Bavarian institute for vaccination.
Vivacs GmbH received according to the agreement dated June 16, 2005 5 containers containing 0.5 ml of this vaccine (Charge MVA 470 MG)
Signature/June 14, 2005